Exhibit 99.1

Globecomm Systems Announces Record Revenues and
Net Income For Fiscal 2008 Second Quarter and Six-Month Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 7, 2008—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced record financial results for the fiscal 2008 second quarter and six-months ended December 31, 2007. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis and also provides pro-forma results excluding certain non-cash items. In an attached table the Company provides a detailed reconciliation of GAAP earnings to earnings excluding certain non-cash items. Highlights of the Company’s results are:

•	GAAP earnings per diluted share of $0.18 in the fiscal 2008 second quarter as compared to GAAP earnings per diluted share of $0.11 in the same period last year.
•

Record pro-forma earnings per diluted share of $0.21 in the fiscal 2008 second quarter as compared to pro-forma earnings per diluted share of $0.12 in the same period last year. Excluded from the pro-forma earnings were non-cash charges for share-based compensation and amortization of intangibles relating to an acquisition.

•	Record consolidated revenues of $54.4 million in the fiscal 2008 second quarter as compared to $36.7 million in the same period last year.
•	Service revenues increased 85.4% to $15.5 million as compared to $8.4 million in the same period last year.

Fiscal Year 2008 Second Quarter Results

Revenues for the Company’s fiscal 2008 second quarter increased 48.3% to a record $54.4 million, compared to $36.7 million in the same period last year. Revenues from infrastructure solutions increased by 37.3% to $38.9 million compared to $28.4 million in the same period last year. Revenues from services increased 85.4% to $15.5 million as compared to $8.4 million in the same period last year. This service increase includes $7.6 million generated from the GlobalSat business acquired in May 2007. The overall increase in revenues was primarily driven by continued growth in the government marketplace for both infrastructure solutions and services. Government marketplace revenue as a percentage of total revenues was 63% for the fiscal 2008 second quarter compared to 62% in the same period last year.

Net income for the Company’s fiscal 2008 second quarter increased to a record $3.7 million, or $0.18 per diluted share, compared to net income of $1.8 million, or $0.11 per diluted share, in the second quarter of fiscal 2007 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share were a record $0.21 for the second quarter of fiscal 2008 as compared to $0.12 in the second quarter of fiscal 2007. The increase in net income continues to be primarily driven by the operating leverage the Company is currently experiencing resulting from a greater mix of service and pre-engineered systems revenues as a percentage of total revenues as compared to the same period last year.

Fiscal Year 2008 Six-Month Results

Revenues for the Company’s fiscal 2008 six-months ended December 31, 2007 increased 55% to a record $96.8 million, compared to $62.4 million in the same period last year. Revenues from infrastructure solutions increased by 43.5% to $65.7 million compared to $45.8 million in the same period last year. Revenues from services increased 86.8% to $31.1 million as compared to $16.6 million in the same period last year. This service increase includes $14.0 million generated from the GlobalSat business acquired in May 2007. The overall increase in revenues was primarily driven by continued growth in the government marketplace for both infrastructure solutions and services. Government marketplace revenue as a percentage of total revenues was 65% for the six-months ended December 31, 2007 compared to 62% in the same period last year.

Net income for the Company’s first six-months of fiscal 2008 increased to a record $6.7 million, or $0.34 per diluted share, compared to net income of $2.7 million, or $0.17 per diluted share, in the same period last year on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share were a record $0.40 for the first six-months of fiscal 2008 as compared to $0.18 for the same period last year. The increase in net income continues to be primarily driven by the operating leverage the Company is currently experiencing resulting from a greater mix of service and pre-engineered systems revenues as a percentage of total revenues as compared to the same period last year.

Management’s Review of Results

David Hershberg, Chairman and CEO of the Company, said, “Record revenues and net income capped off a tremendous quarter for the Company as Globecomm continues to execute during the current growth phase.” Mr. Hershberg continued, “The Company looks forward to a record year and continues to seek out strategic acquisitions to round out the current portfolio positioning the Company for continued long-term success.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Globecomm continues to expect consolidated revenues for fiscal year 2008 to be between $190 million and $200 million. GAAP earnings per diluted share are expected to be approximately $0.70 per share, which includes $0.08 of certain non-cash charges or approximately $0.78 pro-forma earnings per diluted share excluding non-cash charges.

These expectations reflect actual results for the Company’s six months ended December 31, 2007 and management’s current view of the next six months. Actual results for fiscal year 2008 will remain susceptible to certain factors. These may include, but are not limited to, timing of or failure to book and record revenues from certain projects included in management’s projections, unfavorable product mix, possible cost overruns on projects, and major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in the United States Government foreign policy.

About Globecomm Systems

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.

David Hershberg, 631-231-9800

Investor Relations:

Matthew Byron, 631-457-1301

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.

SOURCE: Globecomm Systems Inc.

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Revenues from infrastructure solutions	$38,925	$28,351	$65,723	$45,812
Revenues from services	15,522	8,370	31,066	16,628
Total revenues	54,447	36,721	96,789	62,440
Costs and operating expenses:
Costs from infrastructure solutions	31,435	23,202	52,619	37,277
Costs from services	12,027	6,976	23,133	13,563
Selling and marketing	2,728	1,766	5,253	3,541
Research and development	656	323	1,153	523
General and administrative	4,229	2,951	8,304	5,365
Total costs and operating expenses	51,075	35,218	90,462	60,269
Income from operations	3,372	1,503	6,327	2,171

Interest income	556	348	1,076	616
Interest (expense)	—	—	(285)	—
Income before income taxes	3,928	1,851	7,118	2,787

Provision for income taxes	208	45	375	65
Net income	$3,720	$1,806	$6,743	$2,722

Basic net income per common share	$0.19	$0.12	$0.36	$0.18
Diluted net income per common share	$0.18	$0.11	$0.34	$0.17

Weighted-average shares used in the calculation of basic net income per common share	19,992	15,601	18,892	15,409
Weighted-average shares used in the calculation of diluted net income per common share	20,868	16,489	19,796	16,181

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	June 30,
	2007	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,618	$25,558
Accounts receivable, net	39,593	38,378
Inventories	19,158	16,294
Prepaid expenses and other current assets	1,914	2,823
Total current assets	109,283	83,053
Fixed assets, net	33,084	33,238
Goodwill	22,197	22,197
Intangibles, net	2,797	3,474
Other assets	953	921
Total assets	$168,314	$142,883

Liabilities and Stockholders’ Equity
Current liabilities	$39,215	$45,802
Other liabilities	996	1,035
Long term debt	—	12,533
Deferred income taxes	196	—
Total stockholders’ equity	127,907	83,513
Total liabilities and stockholders’ equity	$168,314	$142,883

Globecomm Systems Inc.

Reconciliation of Net Income to Pro-forma Diluted Net Income per common share,

excluding certain non-cash items

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net income	$3,720	$1,806	$6,743	$2,722
Adjustments:
Amortization of intangibles (A)	338	—	677	—
Stock compensation expense	322	147	407	159
Pro-forma net income, excluding certain non-cash items	4,380	1,953	7,827	2,881

Pro-forma diluted net income per common share, excluding certain non-cash items	$0.21	$0.12	$0.40	$0.18
Diluted net income per common share	$0.18	$0.11	$0.34	$0.17

Weighted-average shares used in the calculation of pro-forma diluted net income per common share, excluding certain non-cash items	20,868	16,489	19,796	16,181

(A)	Amount represents amortization of intangibles related to the acquisition of the GlobalSat business.